Exhibit 99.1

Boost Run Inc. Reports Third Quarter 2026 Results, Highlighting $2.7 Billion in Total Contract Value and 496% Year-over-Year Revenue Growth

November 12, 2026

NORTHBROOK, Ill.—(BUSINESS WIRE)—Nov. 12, 2026— Boost Run, Inc. (Nasdaq: BRUN), an NVIDIA Preferred Cloud Partner operating in adherence with NVIDIA Reference Architecture standards, today announced its financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 Financial Highlights and Outlook

●	Total long-term contracted revenue (TCV) currently stands at $2.7 billion an increase of $800 million versus the prior quarter
●	All $2.7 billion in TCV is either live, in current deployment or fully contracted and scheduled for deployment in 2027
●	Secured approximately $600 million year-to-date in non-dilutive project-based financing with another $482 million of customer prepayments due upon project deployment
●	Total revenue for the three months ended September 30, 2026, was $39.9 million, a 496% increase compared to $6.7 million in the prior year period.
●	Operating cash flow for the three months ended September 30, 2026 was $65.6 million
●	Completed the redemption of all outstanding public and private warrants in August 2026

“The third quarter marked another period of strong commercial momentum for Boost Run as we continued to execute against our growth strategy and expand our position in the rapidly evolving AI infrastructure market,” said Andrew Karos, Founder & Chief Executive Officer of Boost Run. “We expect to have all existing contracts connected to our $2.7 billion in TCV deployed in 2027, with 26% of it live by the end of this month. Given our model, each project adds positive incremental cash flow starting in month one of being fully deployed, and we expect to achieve sustainable net cash flow margins of 15-20% in forward periods. Importantly, we have no dilutive debt or warrant overhang, and our financing is project-specific and paid down every month out of contracted customer cash flows and 100% structured to pay down inside the contract term. Our customer base spans some of the best known, well-capitalized compute intensive participants in the AI ecosystem, engaged with us under long-term contracts, and we look forward to growing alongside them.”

“Our third-quarter results reflect the continued scaling of our business, with revenue reaching $39.9 million, representing approximately 496% year-over-year growth,” said Erik Guckel, Chief Financial Officer of Boost Run. “With $157 million in unrestricted cash at quarter-end and continued access to non-dilutive project financing, we remain focused on disciplined capital deployment, maintaining financial flexibility and converting our growing contracted revenue portfolio intro recurring revenue and cash flow.”

Conference Call and Webcast

Boost Run will host a conference call today, Thursday, November 12, 2026, at 9:00 a.m. Eastern Time to discuss its third quarter 2026 financial results.

You can listen to a live audio webcast of the conference call and access an archived replay at https://investors.boostrun.com/. Participants who want to join the call and ask a question may register for the call via the website to receive the dial-in numbers and a unique PIN.

About Boost Run, Inc.

Boost Run is an NVIDIA Preferred Cloud Provider that has also achieved NVIDIA Exemplar Cloud status on the NVIDIA Blackwell architecture. The Boost Run platform provides GPU compute, CPU nodes, managed Kubernetes orchestration, and shared storage through an intuitive management console and a robust API layer, enabling organizations to provision and scale resources across thousands of nodes in minutes. Enterprises rely on Boost Run to power their most demanding AI workloads with the performance, security, and reliability their operations require. Boost Run maintains SOC 2 Type II, HIPAA, ISO 27001, and ISO 27701 certifications at the operator level, and partners with data center facilities that uphold equivalent security and compliance standards.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Boost Run’s contracted revenue, free cash flow expectations, anticipated annualized recurring revenue, infrastructure expansion plans, and business outlook. These forward-looking statements are based on current expectations and assumptions and involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: (i) the Company’s ability to execute on contracted revenue; (ii) changes in customer demand or contract cancellations; (iii) supply chain disruptions, including GPU availability; (iv) the Company’s reliance on relationships with NVIDIA and other key partners; (v) general economic and market conditions, including interest rates and inflation; (vi) regulatory changes affecting the data center or AI industries; (vii) competition in the cloud infrastructure market; (viii) execution risks related to facility expansion and deployment; and (ix) other risks detailed in the Company’s filings with the Securities and Exchange Commission. Boost Run undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Investor Relations Contact

The Blueshirt Group

Scott McCabe, Managing Director

Jennifer Ly, Director

(212) 871-3938

investors@boostrun.com

Media Contact

Boost Run, Inc.

(847) 489-3367

press@boostrun.com

Source: Boost Run, Inc.